ALLMERICA INVESTMENT TRUST
(Supplement to Prospectuses dated May 1, 2005)
On August 22, 2005, Allmerica Financial Corporation (“Allmerica”) announced that it had entered into a definitive agreement to sell Allmerica Financial Life Insurance and Annuity Company (“AFLIAC”) and its closed block of variable annuity and variable life business (the “Transaction”) to The Goldman Sachs Group, Inc. (“Goldman Sachs”). In addition, as part of the Transaction, Goldman Sachs will purchase Allmerica Financial Investment Management Services, Inc. (“AFIMS”), which serves as the investment manager of the nine investment funds of Allmerica Investment Trust (“AIT”). The Transaction is expected to close on or about November 30, 2005.
In connection with the Transaction, the Board of Trustees of AIT has approved an Agreement and Plan of Reorganization (the “Reorganization Agreement”) on behalf of each investment fund of AIT (each, an “AIT Fund”). The Reorganization Agreement is among AIT, on behalf of each AIT Fund, Goldman Sachs Variable Insurance Trust (“GSVIT”), on behalf of each investment fund of GSVIT listed below (each, a “GSVIT Fund”), Allmerica, AFIMS, Goldman Sachs Asset Management, L.P. and Goldman Sachs Asset Management International. Pursuant to the Reorganization Agreement, each AIT Fund will be reorganized into a corresponding GSVIT Fund, as noted below (each, a “Fund Reorganization”):

AIT Fund	GSVIT Fund

Select International Equity Fund	International Equity Fund

Core Equity Fund	CORESM U.S. Equity Fund

Select Growth Fund	Capital Growth Fund

Select Capital Appreciation Fund	Growth Opportunities Fund

Equity Index Fund	Equity Index Fund

Select Value Opportunity Fund	Mid Cap Value Fund

Government Bond Fund	Government Income Fund

Select Investment Grade Income Fund	Core Fixed Income Fund

Money Market Fund	Money Market Fund
A Special Meeting of Shareholders of AIT is expected to be held in November 2005, at which shareholders of each AIT Fund will be asked to approve the Fund Reorganization relating to such AIT Fund. Although separate accounts of AFLIAC and First Allmerica

Financial Life Insurance Company (“FAFLIC”) are the only shareholders of the AIT Funds, owners of variable annuity contracts or variable life insurance contracts with allocations in the separate accounts that invest in the AIT Funds will have the right to instruct FAFLIC or AFLIAC as to how to vote on the shares of the AIT Fund(s) attributable to their variable contracts. If approved at the Special Meeting of Shareholders, each Fund Reorganization will take place shortly thereafter. The proposed Fund Reorganizations are not conditioned on each other.
If the Reorganization Agreement is approved with respect to an AIT Fund, the AIT Fund will reorganize into the corresponding GSVIT Fund. The AIT Fund will transfer all of its assets and liabilities attributable to its shares to the corresponding GSVIT Fund in exchange for shares of such GSVIT Fund and the assumption by the GSVIT Fund of the liabilities of the AIT Fund. Each AIT Fund Reorganization will be effected on the basis of the relative net asset values of the relevant AIT Fund and GSVIT Fund. Each AIT Fund Reorganization will be followed immediately by the distribution of the shares of the corresponding GSVIT Fund to the separate account shareholders of such AIT Fund in complete liquidation of the AIT Fund. As a result, if a Fund Reorganization occurs, each affected Separate Account will be invested in shares of the relevant corresponding GSVIT Fund.
The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of a GSVIT Fund, nor is it a solicitation of any proxy. A proxy statement/prospectus and registration statement relating to the proposed reorganizations, which will contain important information about fees, expenses and risk considerations, is expected to be filed with the Securities and Exchange Commission in September 2005. For more information regarding a GSVIT Fund, or to receive a free copy of the proxy statement/prospectus relating to the proposed reorganizations once the registration statement relating to the proposed reorganizations has become effective, please call 1-800-621-2550 or visit GSVIT’s website at http://www.gs.com/funds. The proxy statement/prospectus also will be available for free on the Securities and Exchange Commission’s website (http://www.sec.gov). Please read the proxy statement/prospectus carefully before making any investment decisions.
August 22, 2005